EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of BV Financial, Inc. of our report dated March 22, 2024, with respect to the consolidated financial statements of BV Financial, Inc. included in this Annual Report on Form 10-K for the year ended December 31, 2023.

/s/ Forvis Mazars, LLP
Tysons, Virginia
September 6, 2024